Exhibit 99.1

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NEWS RELEASE

For Immediate Release

Number: 06-01

XTO ENERGY UPDATES NATURAL GAS AND OIL HEDGES FOR 2006

FORT WORTH, TX (January 3, 2006) - XTO Energy Inc. (NYSE-XTO) announced today the addition of price hedges for future sales of natural gas production in 2006. The increased hedge volumes for natural gas include 100 million cubic feet per day (Mmcf/d) at a NYMEX price of $15.56 per Mcf for the first quarter.  The following table details the Company’s updated commodity swap transactions:

	Mcf or Bbls per Day	NYMEX Price per Mcf or Bbls
PRODUCTION:
Natural Gas
Jan-Mar 2006	300,000	$ 14.58

Jan-Dec 2006	260,000	$ 11.06

Oil
Jan-Dec 2006	15,000	$ 59.53

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

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XTO Energy Updates Natural Gas and Oil Hedges for 2006

Contacts:	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800	Gary D. Simpson Senior Vice President Investor Relations & Finance XTO Energy Inc. 817/870-2800

This release can be found at http://www.xtoenergy.com.